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Exhibit 99.(a)(1)(ii)

Spirent plc (the "Company")

SPIRENT STOCK OPTION PLAN ("SSOP")—OPTION EXCHANGE OFFER

OPTION ELECTION AGREEMENT AND PROMISE TO GRANT REPLACEMENT OPTIONS
(the "Option Election Agreement")

SCHEDULE OF GRANTS

Name (the "Offeree"):

Reference Number:

PLEASE SEE THE NEXT PAGE FOR FURTHER INFORMATION AND INSTRUCTIONS
BEFORE COMPLETING THE BELOW

UNDERWATER OPTIONS—ELIGIBLE FOR EXCHANGE

Grant Date	Exercise Price(£)	Options Granted	Options Outstanding	Replacement Options to be granted, if exchanged	Make ONE Election for EACH eligible grant. Check a box, like this: ☒

Exchange Do NOT Exchange

Exchange Do NOT Exchange

Exchange Do NOT Exchange

Exchange Do NOT Exchange

INELIGIBLE GRANTS—FOR INFORMATION ONLY. THESE CANNOT BE EXCHANGED

Grant Date	Exercise Price (£)	Options Granted	Options Outstanding

SPIRENT STOCK OPTION PLAN—OPTION EXCHANGE OFFER
OPTION ELECTION AGREEMENT AND PROMISE TO GRANT REPLACEMENT OPTIONS
SUMMARY INSTRUCTIONS FOR COMPLETION

        The instructions below are a summary only. You should read the whole of this Option Election Agreement and Promise to Grant Replacement Options and the other documents in the Option Exchange Offer for a full understanding of the matters you need to consider prior to deciding whether to participate in the Option Election Program ("OEP").

1.
The options you hold under the SSOP are shown on the Schedule of Grants on page 1. For each grant of Underwater Options, check either the box adjacent to "Exchange" or "Do NOT Exchange" to indicate whether or not you wish to exchange the whole of the particular grant of Underwater Options.

2.
Sign and date this page 2 below where indicated.

3.
Return BOTH page 1 and this page 2 to your local representative by following one of the methods detailed in Section 5 under the heading "Particulars of the Option Exchange Offer" in the Option Exchange Offer document so that your local representative receives it before the expiration date of 5.00 p.m. US Eastern Time on September 15, 2003, unless extended.

4.
Keep a copy of page 1 and this page 2 along with the rest of your Option Exchange Offer documents for your records. Your local representative will acknowledge to you the safe receipt of your completed and signed Option Election Agreement. Keep this acknowledgement for your records.

I wish to exchange my Underwater Options for Replacement Options as set out in my Schedule of Grants under the Option Election Agreement and my Promise to Grant Replacement Options (collectively hereinafter referred to as "the Option Election Agreement"). I have also indicated any Underwater Options that I do NOT wish to be exchanged.

I agree that participation in the Company's Option Exchange Program is governed by the terms and conditions set forth in the Offer Documents. I agree and understand that the Offer Documents consist of the Option Exchange Offer dated August 15, 2003 (including the Schedules, Exhibits and attachments thereto) and the Option Election Agreement, as each may be supplemented or amended from time to time. I have received and reviewed the Offer Documents, and I have had an opportunity to obtain the advice of counsel and/or independent professional financial or taxation advice prior to electing to participate in the Option Exchange Program. I agree to accept as binding, conclusive and final all decisions or interpretations of the Company regarding any questions relating to the Option Exchange Program and the Option Election Agreement. I agree to be bound by all terms and conditions set forth in this Option Election Agreement and confirm and reaffirm all representations and acknowledgements thereunder.
For and on behalf of the Company:	Signature of Offeree (Option Holder)

Paul Eardley Company Secretary, Spirent plc	[mail merge Offeree name here]
Date: August 15, 2003	Date:	2003

SPIRENT STOCK OPTION PLAN—OPTION EXCHANGE OFFER

OPTION ELECTION AGREEMENT AND PROMISE TO GRANT REPLACEMENT OPTIONS
(the "Option Election Agreement")

TERMS AND CONDITIONS

Your election with respect to the Underwater Options and delivery of this Option Election Agreement is made in accordance with the requirements and terms and conditions of the Option Exchange Offer. Defined terms are, unless otherwise stated, the same as defined in the Option Exchange Offer.

        Under the OEP, you may tender your outstanding options under the Spirent Stock Option Plan ("SSOP") with an exercise price of £1.40 per share or greater ("Underwater Options") to be cancelled in exchange for the grant of a reduced number of Replacement Options to acquire shares in the Company (or, if relevant, ADRs). The Replacement Options will be granted under the amended SSOP, as set forth in Schedule N of the Option Exchange Offer. You may only participate in the OEP if you are an Eligible Employee employed by Spirent's Communications group on the date of this Option Exchange Offer through to the grant date of the Replacement Options (which is expected to be on or about September 18, 2003).

        If you participate in this Option Exchange Offer, the number of Replacement Options you receive will depend on the original exercise price at which your Underwater Options were granted. Your Underwater Options will be exchanged for Replacement Options as follows:

Original exercise price per share range of Underwater Options	Exchange Ratio of Underwater Options to Replacement Options
£1.40–£1.99	3.25 : 1
£2.00–£3.24	6.00 : 1
£3.25–£5.49	10.00 : 1
£5.50 and above	12.00 : 1

        You will find on page 1 the Schedule of Grants setting out all options granted to you under the SSOP, separated according to whether they are eligible (i.e. Underwater Options with an exercise price of £1.40 per share or greater) or ineligible for exchange under the terms of the OEP. The ineligible grants, having been made at exercise prices below £1.40, are listed for your information only and cannot be exchanged.

Tender and Receipt of Option Election Agreement

        The Company's timely receipt of your properly completed and signed Option Election Agreement is not by itself an acceptance of your Underwater Options for exchange. For purposes of the Option Exchange Offer, the Company will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn when the Company gives notice to the option holders generally that the Company has accepted for exchange of such Underwater Options, which notice may be made by Email or other method of communication.

        The Company will not accept any alternative, conditional or contingent elections. By signing this Option Election Agreement, you waive any right to receive any notice of receipt of your tendered Underwater Options, except as provided for in the Option Exchange Offer. Any confirmation of receipt will merely be a notification that we have received your Option Election Agreement and does not mean that your Underwater Options have been cancelled or Replacement Options granted.

Changing or Withdrawing your Election

        If you wish to exchange a grant of Underwater Options that you have previously elected NOT to exchange, you must submit a new Option Election Agreement to your local representative before the expiration date by following the procedures described in the Offer Documents. Your new Option Election Agreement must include the required information regarding all of the Underwater Options you now want to exchange.

        If you wish NOT to exchange a grant of Underwater Options which you have previously elected to exchange, you must complete and submit a Withdrawal Form to your local representative before the expiration date by following the procedures described in the Offer Documents. Your Withdrawal Form must include the required information regarding all of the options you now DO NOT want to exchange.

        If you purport to elect to exchange a grant of Underwater Options not previously tendered or you purport to withdraw a previous election to exchange and do not properly complete the respective documentation, your original election or non-election will remain in effect. To be effective, any properly completed and signed form must be received by your local representative prior to the expiration date.

        Further copies of the Option Election Agreement or Withdrawal Form are available from your local representative.

The Company's Control of Option Exchange Program

        The Company will determine, in its discretion, all questions as to validity, form, eligibility, including time of receipt, and acceptance of any Underwater Options. The Company's determination of these matters will be final and binding on all parties. The Company reserves the right to reject any Option Election Agreement or any Underwater Options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept all properly tendered Underwater Options that are not validly withdrawn.

        The Company also reserves the right to waive any of the conditions of the Option Exchange Offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if it grants any such waiver, it will be granted with respect to all Eligible Employees and tendered Underwater Options. No tender of Underwater Options will be deemed to have been properly made until all defects or irregularities have been cured by the Eligible Employee or waived by the Company. Neither the Company nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and the Company will strictly enforce the expiration date deadline, subject only to an extension that it may grant in its sole discretion.

Agreed Terms and Conditions

As Offeree, I hereby agree to, acknowledge and confirm the following:

1.
My election choices are those indicated in the Schedule of Grants under my Option Election Agreement.

2.
By participating in the Company's Option Exchange Program, I agree to all of the terms of the Option Exchange Offer set forth in the Offer Documents and I acknowledge and accept the risks set forth in the Offer Documents.

3.
I agree that: (i) participation in the Option Exchange Offer is voluntary; (ii) if I terminate employment for any reason prior to the grant date of Replacement Options, I will not receive Replacement Options nor will I receive any compensation in lieu of my not receiving Replacement Options. Termination of my employment (howsoever caused) prior to the date of grant of

  Replacement Options will mean that any Option Election Agreement I have completed will be void and that my Underwater Options will remain outstanding until they are exercised or expire in accordance with their original terms; and (iii) if the stock price goes up, my Replacement Options may have an exercise price that is higher than the exercise price of my cancelled Underwater Options.

4.
By participating in the Company's Option Exchange Program, I agree to give up all rights I may have with respect to the Underwater Options that I elect to exchange and I acknowledge that these options will be cancelled immediately prior to the grant of Replacement Options and that cancelled Underwater Options shall not be reinstated for any reason.

5.
I agree that decisions with respect to future grants under any Company employee stock plan, if any, will be at the sole discretion of the Company.

6.
I agree that: (i) the Company's Option Exchange Program is discretionary in nature and may be suspended or terminated by the Company at any time prior to the cancellation of the Underwater Options; (ii) the Company may, at its discretion, refuse to accept my election to participate; and (iii) the Option Exchange Program is a one-time offer which does not create any contractual or other right to receive future offers, or benefits in lieu of offers.

7.
I agree that: (i) the future value of the Company's Ordinary shares is unknown and cannot be predicted with certainty; and (ii) no claim or entitlement to compensation or damages arises if the option price for the Replacement Options is greater than for my exchanged Underwater Options and I irrevocably release the Company, its subsidiaries, associates and affiliates from any such claim that may arise.

8.
I agree that: (i) the value of any options cancelled, promised or granted pursuant to the Option Exchange Program is an extraordinary item of income which is outside the scope of the employment contract; (ii) the value of any options cancelled, promised or granted pursuant to the Option Exchange Program is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

9.
Neither my participation in the Option Exchange Program nor this Option Election Agreement shall be construed so as to grant me any right to remain in the employ of the Company or any of its subsidiaries and shall not interfere with the ability of my current employer to terminate my employment relationship at any time with or without cause (subject to the terms of my employment contract, if any).

10.
For the exclusive purpose of implementing, administering and managing my participation in the Option Exchange Program, I hereby explicitly and unambiguously consent to the collection, receipt, use, retention and transfer, in electronic or other form, of my personal data as described in this document by and among, as applicable, my employer and the Company and its subsidiaries. I understand that the Company and my employer hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or social security number or other identification number, salary, nationality, job title, any Ordinary shares or American Depositary Receipts held, any directorships held in the Company, details of all options, purchase rights or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing the Option Exchange Program ("Data"). I understand that Data may be transferred to other employees and agents and advisors to the Company assisting in the implementation, administration and management of the Option Exchange Program, that these recipients may be located in my country or elsewhere, and that the recipient's country may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting the Company Secretary of Spirent plc. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the Option Exchange Offer, including any requisite transfer of such Data as may be required to a broker or other third party with whom I may elect to deposit any shares acquired upon exercise of the Replacement Option (if granted). I understand that the Company use reasonable efforts to ensure that Data will be held only as long as is necessary to implement, administer and manage my participation in the Option Exchange Program. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company Secretary of Spirent plc. I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the Option Exchange Offer. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact the Company Secretary of Spirent plc.

11.
Regardless of any action that the Company or a subsidiary of Company takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding related to the Option Exchange Offer, including the cancellation/exchange of Underwater Options, the grant of Replacement Options, the exercise of Replacement Options and the sale of shares ("Applicable Withholdings"), I acknowledge that the ultimate liability for all Applicable Withholdings is and remains my sole responsibility. In that regard, I authorize the Company and/or its subsidiaries to withhold all Applicable Withholdings legally payable by me from my wages or other cash payment paid to me by the Company and/or its subsidiaries or from proceeds of the sale of shares. Alternatively, or in addition, if permissible under local law, the Company may, in its discretion: (1) sell or arrange for the sale of shares of the Company's Ordinary shares that I acquire to meet the Applicable Withholding obligation; and/or (2) withhold in shares of the Company's Ordinary shares, provided that the Company withholds only the amount of whole shares of the Company's Ordinary shares necessary to satisfy the minimum withholding amount. Finally, I agree to pay to the Company or its subsidiary any amount of Applicable Withholdings that the Company or its subsidiary may be required to withhold as a result of my participation in the Option Exchange Program if the Company does not satisfy the Applicable Withholding through other means.

12.
The Offer Documents are incorporated herein by reference. The Offer Documents and this Option Election Agreement and Promise to Grant Replacement Options constitute the entire agreement between me and the Company with respect to the subject matter hereof and supersede in their entirety all prior agreements (including stock option agreements relating to Underwater Options) with respect to the subject matter hereof. Unless expressly provided herein, the terms defined in the rules of the Spirent Stock Option Plan shall have the same defined meanings in Option Election Agreement and Promise to Grant Replacement Options. This agreement is governed by the internal substantive laws, but not the choice of law rules, of Delaware.

13.
I agree that participation in the Company's Option Exchange Program is governed by the terms and conditions set forth in the Offer Documents. I have received the Offer Documents and I have had an opportunity to obtain the advice of counsel and/or independent professional financial or taxation advice prior to electing to participate in the Option Exchange Program. I agree to accept as binding, conclusive and final all decisions or interpretations of the Company upon any questions relating to the Option Exchange Program and this Option Election Agreement.

14.
I acknowledge that I am executing this Option Election Agreement in English language and I agree to be bound accordingly.

SPIRENT PLC
SPIRENT STOCK OPTION PLAN ("SSOP")
OPTION EXCHANGE OFFER

PROMISE TO GRANT REPLACEMENT OPTIONS

TERMS OF GRANT FOR REPLACEMENT OPTIONS

        In exchange for your agreement to cancel one or more grants of Underwater Options to purchase Ordinary shares of Spirent plc (Spirent), as specified in your Schedule of Grants under the Option Election Agreement (which must be properly completed and signed and received by your local representative in accordance with the terms and conditions of the Offer Documents), Spirent hereby promises to grant you Replacement Options under the SSOP as follows:

Non-Qualified Stock Option

        Each Replacement Option is granted as an option (which, for residents of the United States of America is a Non-Qualified Stock Option ("NQSO")) to purchase Ordinary shares, in Spirent, subject to the rules of the SSOP and the Offer Documents.

Date of Grant

        Promptly following the Expiration Date of the OEP (expected to be on or about September 18, 2003 or as soon as practicable thereafter).

Total Number of Shares Granted

        You will be granted, as applicable, the number of Replacement Options shown in the Schedule of Grants which is adjacent to the respective grant of Underwater Options that you elect to tender for exchange.

Exercise Price

        The exercise price of a Replacement Option will not be less than the higher of the market value of a Spirent share at the date of grant, as derived from the Official List of the London Stock Exchange (or, in the case of ADRs, the New York Stock Exchange) plus 20 per cent of that market value or (where shares are to be subscribed) their nominal value, which is 3 1/3rd pence per share).

Vesting Commencement Date

        The first anniversary of the date of grant.

Term/Expiration Date

        The seventh anniversary of grant date (i.e., September 18, 2010, based on a September 18, 2003 grant date).

Vesting Schedule

        Replacement Options vest (i.e. become exercisable) over a period of four years. 25% shall vest from the first anniversary of the date of grant and the remaining portion shall vest monthly thereafter in equal proportions (i.e. 1 × 48th per month of the total number of Shares granted), whilst you remain in employment.

Termination Period

        Replacement Options shall terminate, subject to this Offer Document and the rules of the SSOP, when you cease to be an employee. In no event may you exercise this Option after the Term/ Expiration Date as provided above.

Terms of grant for Replacement Options—Change of control

        Although we are not anticipating it, if there were to be a change of control of Spirent before Replacement Options are granted, the Option Exchange Offer will terminate. This means that completed Option Election Agreements will be voided and you will not receive any Replacement Options, nor any compensation in lieu of Replacement Options. Your Underwater Options will remain outstanding in accordance with the original terms of grant and the treatment of your Underwater Options in connection with a change of control will be governed by the terms of the SSOP.

Exercise of Replacement Option

        This Replacement Option shall be exercisable during its term in accordance with the Vesting Schedule set out in this Promise and with the applicable provisions of the rules of the SSOP.

No Guarantee of Continued Service

        YOU ACKNOWLEDGE AND AGREE THAT THE VESTING OF REPLACEMENT OPTIONS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS AN EMPLOYEE OF THE COMPANY OR ANY EMPLOYING COMPANY OF THE SPIRENT PLC GROUP OF COMPANIES (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). YOU FURTHER ACKNOWLEDGE AND AGREE THAT THIS PROMISE, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED EMPLOYMENT FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH YOUR RIGHT OR THE COMPANY'S OR, AS AFORESAID, ANY EMPLOYING COMPANY'S RIGHT TO TERMINATE YOUR RELATIONSHIP AS AN EMPLOYEE AT ANY TIME, WITH OR WITHOUT CAUSE.

For and on behalf of Spirent plc

Paul Eardley
Company Secretary, Spirent plc

QuickLinks

  Exhibit 99.(a)(1)(ii)
SCHEDULE OF GRANTS
SPIRENT STOCK OPTION PLAN—OPTION EXCHANGE OFFER OPTION ELECTION AGREEMENT AND PROMISE TO GRANT REPLACEMENT OPTIONS SUMMARY INSTRUCTIONS FOR COMPLETION
SPIRENT STOCK OPTION PLAN—OPTION EXCHANGE OFFER OPTION ELECTION AGREEMENT AND PROMISE TO GRANT REPLACEMENT OPTIONS (the "Option Election Agreement") TERMS AND CONDITIONS
SPIRENT PLC SPIRENT STOCK OPTION PLAN ("SSOP") OPTION EXCHANGE OFFER PROMISE TO GRANT REPLACEMENT OPTIONS TERMS OF GRANT FOR REPLACEMENT OPTIONS